SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 033-03275

                                  ENSURGE, INC.
               (Exact name of registrant as specified in charter)

NEVADA                              033-03275                  87-0431533
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(State or other jurisdiction        (Commission              (IRS employer
of incorporation)                    file number)          identification no.)


                                 441 West Plumb
                               Reno, Nevada 89509
                                (775) 241-3744
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  (Address, zip code, and telephone of registrant's principal executive offices)

         Place  an  X  in  the  box(es)  to  designate  the   appropriate   rule
provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)  [X]
         Rule 12g-4a(2)    [  ]
         Rule 12h-3(b)(1)(i)        [  ]
         Rule 12h-3(b)(1)(ii)       [  ]
         Rule 15d-6                 [  ]

Approximate number of holders of record as of the certification notice date: 429
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Ensurge, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date:  June 22, 2015                By:  /s/Clint Mishleau, CEO
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